LIMITED LIABILITY COMPANY AGREEMENT

OF

STANLEY BAKER HILL, LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

TABLE OF CONTENTS (Continued)

LIMITED LIABILITY COMPANY AGREEMENT
OF
STANLEY BAKER HILL, LLC

(A Delaware Limited Liability Company)

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made as of April 8, 2004, by and between MICHAEL BAKER, JR., INC. ("Baker Member"), a Pennsylvania corporation, STANLEY CONSULTANTS, INC. ("Stanley Member"), an Iowa corporation and HILL INTERNATIONAL, INC. ("Hill Member"), a Delaware corporation. The Baker Member, Stanley Member and Hill Member are hereinafter sometimes collectively referred to "Members" and individually as a "Member".

RECITALS:

WHEREAS, each of Baker Member, Stanley Member and Hill Member are, inter, alia, in the business of providing construction management and service contract performance management; and

WHEREAS, the US ARMY CORPS OF ENGINEERS TRANSATLANTIC PROGRAM CENTER ("U.S. Corps") has issued a Solicitation, Offer and Award ("Offer")for a third party, to be appointed as an independent contractor by U.S. Corps, to provide various architect-engineer services in Iraq, specifically IDIQ Contract for Construction Management and General A/E Services for Facilities in Iraq, solicitation number W912ER-04-R-0008 (the "Contract"); and

WHEREAS, Baker Member, Stanley Member and Hill Member desire to create a limited liability company (the "Company") for the purpose of providing, as U.S. Corps' independent contractor, various architect-engineer services including, but not limited to, construction management, service contract performance management and design services to U.S. Corps under a contract between the Company and U.S. Corps pursuant to the Offer, and engaging in activities in furtherance thereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and agreements contained herein, and intending to be legal bound Baker Member, Stanley Member and Hill Member hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

For purposes of this Agreement, the following terms shall have the meanings set forth below, except as otherwise specified or as the context may otherwise require:

"Act" shall mean the Delaware Limited Liability Company Act, as amended from time to time.

"Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated to restore (pursuant to the terms of such Member's promissory note or otherwise) or is deemed to be obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

"Adjusted Capital Contribution" shall mean, as of any day, a Member's Capital Contributions reduced by the amount of cash and the Gross Asset Value of any Company property distributed to such Member pursuant to Sections 2.2 and 12.5 hereof.

"Affiliate" shall mean any person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Member.

"Agreement" shall mean this Limited Liability Company Agreement, as amended from time to time.

"Annual Budget" shall mean an annual budget and business plan for any given fiscal year which describes the plan for the Company for such fiscal year.

"Bankruptcy" shall mean (i) the entry of a decree or order for relief by a court having jurisdiction in respect of a Person in an involuntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of a Person or for any substantial part of such Person's property or the entry of an order for the winding up or liquidation of its affairs, which decree or order remains unstayed and in effect for a period of ninety (90) consecutive days; (ii) the commencement by a Person of a voluntary proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee,

sequestrator (or similar official) of a Person or for any substantial part of its property, or any general assignment by a Person for the benefit of creditors; or (iii) the attachment by a creditor of a Person's interest in the Company, which attachment is not discharged or vacated within ninety (90) days from the date it becomes effective.

"Board of Directors" shall mean the Board of Directors of the Company as provided in Article 7 of this Agreement.

"Capital Account(s)" shall mean the individual account(s) maintained by the Company with respect to each Member as provided in Section 3.2 of this Agreement.

"Capital Contribution(s)" shall mean the amount of cash or the agreed value of the property or services (as determined by the Members and the Company) contributed by each Member to the Company as provided in Article 3 of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended. All references to the Code or any regulations adopted thereunder, including Treasury Regulations or Temporary Treasury Regulations, are references to the Code or such regulations as they are in effect on the date hereof.

"Company" shall mean STANLEY BAKER HILL, LLC, the Delaware limited liability company governed by this Agreement.

"Company Minimum Gain" shall have the same meaning as partnership minimum gain set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

"Confidential Information" shall mean certain information, including, without limitation, information relating to the disclosing Person's business processes, methodologies, operations, techniques, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature, which may include information in which the disclosing Person or its Affiliates, suppliers or subcontractors have proprietary interests.

"Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

"Distributable Cash" as used herein with respect to any period shall mean (a) all cash revenues and funds received by the Company in such period, (i) including funds released

from reserves which the Board of Directors determines are no longer needed, but (ii) excluding funds received as capital contributions, the proceeds of any financing obtained by the Company, and the proceeds of any investment of such capital contributions or financing; less (b) the sum of the following which are not paid from sources referred to in (ii), above: (x) all amounts expended by the Company in the course of business operations pursuant to this Agreement in such period, including any principal and interest payments to third parties; and (y) such working capital and cash reserves or other amounts as the Board of Directors reasonably determines to be necessary for the Company's operations.

"Director" shall mean any person appointed by a Member as a director in accordance with Article 7 of this Agreement and the Act.

"Gross Asset Value" with respect to any asset shall mean the asset's adjusted basis for Federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Board of Directors;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors, as of the following times:

(a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(b) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money as consideration for an interest in the Company; and

(c) the liquidation of the Company for Federal income tax purposes within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(9); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Board of Directors reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution;

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section

4.3(g)) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Board of Directors determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v) If the Gross Asset Value of an asset has been determined pursuant to subparagraphs (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Member" and "Members" shall have the meaning given in the first paragraph hereof.

"Member Nonrecourse Debt" shall have the same meaning as partner nonrecourse debt set forth in Sections 1.704-2(b)(4) and 1.704-2(i) of the Treasury Regulations.

"Member Nonrecourse Debt Minimum Gain" shall have the same meaning as partner nonrecourse debt minimum gain set forth in Treasury Regulation Section 1.704-2(i) and shall be determined in accordance with the principles of such Section of the Treasury Regulations.

"Member Nonrecourse Deductions" shall have the same meaning as partner nonrecourse deductions set forth in Sections 1.704-2(i)(1) and 1.704-(2)(i)(2) of the Treasury Regulations.

"Membership Interest" shall mean the respective right of a Member to vote in accordance with this Agreement, the respective share of a Member in the Profits and Losses of the Company and the respective right of a Member to receive distributions of the Company's assets, as shown on Schedule 3.1 attached hereto and as amended from time to time.

"Nonrecourse Deductions" shall mean deductions having the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

"Percentage Interest" shall mean a Member's percentage interest on Schedule 3.1 attached hereto and as amended from time to time.

"Person" shall mean any natural person, general partnership, limited partnership, limited liability company, trust, estate, association, corporation, company, custodian, nominee, or any other individual or entity in its own or any representative capacity.

"Profits and Losses" shall mean, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for these purposes, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or that are treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to the foregoing shall be subtracted from such taxable income or loss; and

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of depreciation amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period computed in accordance with the definition of Depreciation used herein;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(vii) Notwithstanding the above, any items which are specially allocated pursuant to Sections 4.3 or 4.4 hereof shall not be taken into account in computing Profits and Losses.

ARTICLE 2

FORMATION AND PURPOSE

2.1 Formation.

The Members have formed the Company pursuant to the Act. The provisions of the Act shall apply and govern the formation and operation of the Company except to the extent otherwise expressly provided in this Agreement.

2.2 Name.

The name of the Company shall be Stanley Baker Hill, LLC, or such other name as the Members from time to time may unanimously designate, and all business of the Company shall be conducted solely in such name, and all assets of the Company shall be held in such name. The Board of Directors may determine to conduct the business of the Company under one or more other names in which case the Board of Directors shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates as may from time to time be required by law.

2.3 Registered Office and Principal Place of Business.

The registered office of the Company shall be as set forth in the Company's Certificate of Formation, as amended (the "Certificate") and the principal place of business of the Company will be located at such place as the Board of Directors may from time to time determine. The Company shall maintain such other offices as the Board of Directors shall determine.

2.4 Purposes.

The purposes of the Company shall be (i) to provide architect engineer services, including, but not limited to, construction management, service contract performance management and design services (the "Company Services"), and (ii) to engage in any and all activities incident thereto or in furtherance thereof. Except as otherwise provided in this Agreement or as mutually agreed by the Members, the Company shall not engage in any other activity or business and no Member shall have any authority to hold itself out as a general agent of the other Member in any other business or activity, unless mutually agreed by the Members. In furtherance of its business, the Company shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed under the laws of that state, and shall do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of said state.

2.5 Execution and Filing of the Certificate.

The Certificate has been filed with the State of Delaware. Whenever it is necessary or appropriate to amend or restate the Certificate, the Board of Directors may timely file an amended Certificate, and the Board of Directors shall do and continue to do all other things as may be required or advisable to maintain the Company as a limited liability company existing pursuant to Delaware law and as provided herein.

2.6 Governing Act.

The Company under this Agreement shall be organized pursuant to the Act, as it may be amended from time to time.

2.7 Other Qualifications.

The Company shall exist under the laws of the State of Delaware and, to the extent that the business of the Company is conducted in any jurisdiction other than Delaware, under the laws of such other jurisdiction to the extent necessary or desirable to do business in such jurisdiction, as determined by the Board of Directors.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND MEMBER LOANS AND ADVANCES

3.1 Initial Capital Contributions of Members.

Upon the execution of this Agreement, each Member shall make initial cash Capital Contributions to the Company in the amounts set forth on Schedule 3.1 attached hereto. As of the date of this Agreement, the initial Capital Contributions set forth on such Schedule shall represent the total capital of the Company.

3.2 Capital Accounts.

For tax purposes, a separate Capital Account shall be established and maintained for each Member in accordance with Code Section 704 and Treasury Regulation Section 1.704-1(b) and the following provisions:

(a) Generally, the Capital Account of a Member shall consist of the Member's initial Capital Contribution increased by: (a) any additional Capital Contributions in cash; (b) the fair market value of any Capital Contribution of property in kind (net of liabilities securing such contributed property that the Company is considered to assume or take subject to, under Section 752 of the Code); and (c) such Member's share of Company Profits (or items thereof allocated pursuant to Article 4), including income and gain exempt from tax, and decreased by (w) distributions in cash to such Member; (x) the fair market value of property distributed in kind to such Member (net of liabilities securing such distributed property that such Member is considered to assume or take subject to, under Section 752 of the Code); (y) such Member's share of Company Losses allocated pursuant to Article 4; and (z) such Member's share of expenditures of the Company described or treated as described in Section 705(a)(2)(B) of the Code.

(b) If any interest in the Company, or a portion thereof, is transferred in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(c) The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations.

3.3 No Return of or Interest on Capital; No Partition.

Except as specifically provided in this Agreement, no Member may withdraw any amount from its Capital Account or be paid interest on his Capital Contributions or its Capital Account. No Member shall have any personal liability for the repayment of any Capital Contributions of any other Member. Each Member waives any right to partition Company property. The foregoing shall not constitute a waiver of any Member's rights upon dissolution of the Company.

3.4 Additional Capital Contributions.

(a) In the event that, at any time during the term of the Company, the Board of Directors unanimously determines, in its sole discretion, that additional Capital Contributions shall be made to the Company, the Board of Directors shall notify the Members of such fact and shall call for additional Capital Contributions to be made to the Company by written notice (the "Contribution Notice") given to each Member. The Members shall make additional Capital Contributions pro rata in accordance with their respective Percentage Interests and such additional Capital Contributions shall be contributed to the Company within 10 business days of receipt of the Contribution Notice.

(b) In the event that a Member fails to contribute such Member's share of any additional Capital Contribution called for in the Contribution Notice within the required 10 business day time period, a Member so failing to make its required contribution shall be known as a "Defaulting Member" and a Member making the required contribution shall be known as a "Non-Defaulting Member." One or more of the Non-Defaulting Members shall have the right to advance a Defaulting Member's additional Capital Contribution to the Company (the "Participating Non-Defaulting Members"). Such Participating Non-Defaulting Members may, but are not required to, advance a sum equal to the same percentage of the total amount due by the Defaulting Member as the Percentage Interest held by such Participating Non-Defaulting Member is of the total Percentage Interests of all Participating Non-Defaulting Members, or in such other proportions as the Participating Non-Defaulting Members shall agree among them.

(c) In the event that additional Capital Contributions are required to be made in accordance with the provisions of this Section 3.4 and if one or more Members become a Defaulting Member, as defined herein, then, without further action by the parties hereto, on the date such additional Capital Contributions to the Company by the Participating Non-Defaulting Members are made (the "Effective Date"), each Participating Non-Defaulting Member's Percentage Interest shall be increased and that of the Defaulting Member shall be decreased as follows:

Step 1 As of the Effective Date, the "Deemed Capital" of each Member shall be computed. For this purpose, Deemed Capital shall be equal to the original Capital Contribution made by such Member, plus (i) any additional Capital Contributions made by such Member on his own behalf, and (ii) the additional Capital Contributions of such Member on behalf of any Defaulting Member, all of the foregoing computed as of the Effective Date.

Step 2 A Participating Non-Defaulting Member's Percentage Interest shall thereafter be the product derived by multiplying 100% by a fraction, the numerator of which is an amount equal to the Participating Non-Defaulting Member's Deemed Capital and the denominator of which is an amount equal to the sum of all of the Members' Deemed Capital.

Step 3 A Defaulting Member's Percentage Interest shall thereafter be the product derived by multiplying 100% by a fraction, the numerator of which is an amount equal to the Defaulting Member's Deemed Capital and the denominator of which is an amount equal to the sum of all of the Members' Deemed Capital.

Step 4 The Percentage Interest of a Non-Defaulting Member which is not a Participating Non-Defaulting Member shall not be changed.

3.5 Ownership Interests.

The Membership Interests of the Members in the Company shall be personal property for all purposes.

3.6 Borrowing and Lending by the Company.

(a) Subject to the provisions of Section 3.6(b) below, the Company shall have the power and right to borrow money or property from any Member, Director or other Person (including any Person which is affiliated or associated with the Company or any Member or Director) subject to the unanimous vote of the Board of Directors. In connection therewith, the Company, subject to the unanimous vote of the Board of Directors, may pledge, hypothecate, grant a security interest in or lien against, or otherwise encumber the property of the Company, but in no event shall any document or instrument relating to such borrowing purport to provide for any recourse or remedy by any creditor or lender against a Member or Director of the Company unless in connection with any such borrowing the affected Member or Director shall have expressly consented or agreed in writing to act as a surety, guarantor, endorser, or provider of collateral for such borrowing or otherwise, or shall have agreed to assume one or more specific obligations with regard thereto. In no event and at no time shall a creditor of or lender to the Company acquire any rights or interests, directly or indirectly,

in the Company or in the capital, property, income, gain, profit, loss, deduction, or credit of the Company by virtue of being a creditor of or lender to the Company. The Company shall have the power and right to lend money or property to any Member, Director or other Person (including any Person which is affiliated or associated with the Company or Member or Director) on such terms as the Company may determine is reasonable, necessary, useful, appropriate, desirable, advisable, or convenient subject to a unanimous vote of the Board of Directors.

(b) If a Member shall advance money or property to the Company pursuant to Section 3.6(a) above or otherwise, then, unless otherwise approved by a unanimous vote of the Board of Directors, the amount of such advance shall not be an additional Capital Contribution by such Member and shall not increase such Member's Percentage Interest in the Company, entitle such Member to an increase in its share of the income, gain, or profits of the Company, or subject such Member to any greater portion of any loss or liability which the Company may sustain. Instead, the amount of such advance shall be indebtedness due from the Company to such Member, and such indebtedness shall be subject to such terms and shall bear interest at a rate agreed upon by such Member and the Company. Unless otherwise approved by a unanimous vote of the Board of Directors, any such indebtedness shall be repaid as soon as practicable to such Member, with interest to be paid prior to the repayment of principal. In the event the Board of Directors determines that an advance of money or property by one or more Members to the Company is necessary, useful, appropriate, desirable, advisable or convenient, then in no event and at no time shall the aggregate amount of money or property advanced by the "tax matters partner" designated in Section 5.6 equal less than one percent of the aggregate amount of all money and property advanced by all Members to the Company outstanding at the time of determination.

ARTICLE 4

DISTRIBUTIONS TO MEMBERS AND ALLOCATIONS OF PROFITS AND LOSSES

4.1 Profits and Losses.

(a) After giving effect to the special allocations set forth in Sections 4.3 and 4.4 hereof, Profits and Losses for any fiscal year shall be allocated in accordance with the Members' respective Percentage Interests.

(b) Notwithstanding subsection (a) and after application of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), no such Losses shall be allocated to a Member which would cause such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year if, at the time, any other Member has a positive Capital Account balance. Any Losses not allocated to a Member due to the foregoing limitation shall be specially allocated to the Members with positive

Capital Account balances in proportion to such Capital Account balances until all such Capital Account balances have been reduced to zero and any remainder shall be allocated to Members in accordance with their respective Percentage Interests.

4.2 Distributions.

Distributable Cash, as defined in Section 1.1, for each fiscal month shall be distributed within 30 days after the end of the last such month among the Members in the same proportion as their then current Percentage Interests in the Company.

4.3 Special Allocations.

The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(f). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each of such Members pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations. This Section 4.3 (a) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article 4 except Section 4.3(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each of such Members pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 4.3 (b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member who is not obligated (or treated as obligated) to restore a deficit balance in its Capital Account unexpectedly receives any adjustments, allocations, or distributions

described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3 (c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3 (c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year that is in excess of the sum of (i) the amount such Member is obligated to restore, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3 (d) shall be made if and only to the extent that such Member would have a deficit Capital Account balance in excess of such sum after all other allocations provided for in this Article 4 have been tentatively made as if Section 4.3 (c) hereof and this Section 4.3 (d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

(g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

4.4 Curative Allocations.

The allocations set forth in Section 4.1 (b) hereof and in Section 4.3 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss and deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Members' Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.1(a) hereof. In exercising its discretion under this Section 4.4, the Board of Directors shall take into account future Regulatory Allocations under Sections 4.3 (a) and 4.3 (b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3(e) and 4.3 (g).

4.5 Tax Allocations: Code Section 704(c).

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value. Allocations pursuant to this Section 4.5 are solely for purposes of Federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

4.6 Miscellaneous.

(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Board of Directors using any permissible method under Code Section 706 and the Regulations promulgated thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c) The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions

of this Article 4 in reporting their shares of Company income or loss for income tax purposes.

(d) Solely for the purpose of determining each Member's share of excess nonrecourse liabilities pursuant to Treasury Regulation Section 1.752-3(a)(3), and solely for such purpose, each Member's interest in Company Profits is hereby specified to be such Member's Percentage Interest.

4.7 Establishment of Reserve.

The Board of Directors shall have the power to establish reasonable reserves based on generally accepted accounting principles for maintenance, improvements, acquisitions, capital expenditures and other contingencies, such reserves to be funded with such portion of the operating revenues of the Company for any fiscal year as the Board of Directors may deem reasonably necessary or appropriate for that purpose.

4.8 Amounts Withheld.

All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 4 for all purposes under this Agreement. The Members agree to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to Code or any provision of any other federal, state or local law and shall allocate any such amounts to the Members with respect to which such amount was withheld.

ARTICLE 5

ACCOUNTING AND RECORDS

5.1 Books and Records.

The Board of Directors shall keep, or cause to be kept, true, exact and complete books of account of the Company's affairs, in which shall be entered fully and accurately each transaction of the Company and of each entity which it controls. The books of account shall be kept on a basis as determined by the Board of Directors. Such books of account, together with all correspondence, papers and other documents, shall be kept at the principal office of the Company or such other location as determined by the Board of Directors and shall be, at all reasonable times, open to the examination of any of the Members or their duly authorized representatives. Except as otherwise provided herein, all financial books and records of the Company shall be kept, and all financial statements furnished to the Members hereunder shall be prepared, in accordance with generally accepted accounting principles consistently applied and sufficient to obtain an unqualified opinion from the Company's independent public accountants as to the Company's financial position and results of operations. Such books shall be kept on an accrual

basis in accordance with the accounting methods followed by the Company for federal income tax purposes.

5.2 Bank Accounts.

The Company shall maintain one or more accounts in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation and shall maintain one or more accounts at a financial institution in Iraq to be selected by the Board of Directors, which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Company, and in which shall be deposited any and all cash receipts. All such amounts shall be and remain the property of the Company, and shall be received, held and disbursed by the Company for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the Company, and no other funds shall in any way be commingled with such funds.

5.3 Fiscal Year.

The fiscal year and the taxable year of the Company shall end as of December 31 of each year.

5.4 Tax and Financial Reports.

(a) Not later than 90 days following the end of each fiscal year, each Member shall be provided with an information letter with respect to its distributive share of income, gain, deduction, losses and credits, as the case may be, for income tax reporting purposes for the previous fiscal year, together with any other information concerning the Company necessary for the preparation of a Member's income tax return, including Form K-1 from the Company.

(b) The Board of Directors shall prepare or cause to be prepared all Federal, state and local tax returns of the Company for each year for which such returns are required to be filed. Any Member which becomes aware thereof, shall promptly notify the Board of any Company audits by the US Internal Revenue Service or any state or local taxing authority.

(c) The Board of Directors shall cause to be distributed to the Members, not later than 60 days following the end of each fiscal year:

(i) a balance sheet as of the end of the fiscal year, and statements of income, Members' equity and changes in financial position for the year then ended, all of which shall be audited by the Company's independent public accountants;

(ii) a general description of the activities of the Company during the year then ended; and

(iii) a report of any material transactions between the Company and either Member or an Affiliate of any Member, including fees or compensation paid by the Company and the products supplied by and services performed by the Members or any such Affiliate for such fees or compensation.

(d) The Board of Directors shall cause to be prepared and delivered to each Member the following reports within 30 days following the last day of each fiscal month:

(i) A report containing a balance sheet and statement of income for the fiscal month then ended, each of which may be unaudited but which shall fairly present the financial position and results of operations of the Company during the period covered by the report and shall have been prepared in accordance with generally accepted accounting principles applied on a basis substantially consistent with that of the Company's audited financial statements; and

(ii) A report containing a description of any material event regarding the business of the Company during the fiscal month then ended.

5.5 Company's Accounting Firm.

The Company's accounting firm shall be such firm of independent certified public accountants as the Board of Directors may select from time to time.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1 Confidential Information.

In the course of negotiations prior to execution of this Agreement and during the term of the Company, each Member may have made or may make available to the Company or any Member, and the Company may have made or may make available to the Members, in each case directly or to their Affiliates, agents or employees (each a "Recipient"), certain Confidential Information, as defined in Section 1.1. Confidential Information shall remain the property of the disclosing Person; the Recipient shall ensure that such Confidential Information, except as permitted by this Section 6.1, shall be held in the strictest confidence and shall be used by the Recipient only in the performance of its obligations under this Agreement and other agreements contemplated hereunder. This obligation shall survive termination of this Agreement indefinitely, but shall not apply to Confidential Information disclosed by the Recipient to a third party to the extent that such Confidential Information:

(a) at the time of disclosure is part of the public knowledge or literature and readily accessible to such third party, provided that any combination of features shall not be deemed within this exception merely because individual features are part of the public knowledge or literature and readily accessible to such third party, but only if the combination itself and its principle of operation are part of the public knowledge or literature and readily accessible to such third party;

(b) is required by law to be disclosed, is required to be disclosed in connection with compliance by any Member or any of their Affiliates with federal, state or local laws, rules and regulations, or is requested to be disclosed by governmental regulators having jurisdiction over a Member or its Affiliate;

(c) is required by any vendor, supplier or consultant to the Company in order to carry out the purpose of their engagement; provided that, the Recipient disclosing such Confidential Information: (i) provides reasonable notice of such disclosure to the disclosing Person; and (ii) obtains the written obligation of such third party in a form reasonably satisfactory to the disclosing Person prior to disclosing such information that all of the provisions of this Section 6 shall apply with equal force and effect to such third party;

(d) was lawfully in the possession of the Recipient prior to its disclosure by the disclosing Person, as evidenced by the Recipients' written materials; or

(e) has been lawfully obtained by the Recipient from a third party or third parties who were not in breach of any nondisclosure obligation to the disclosing Member.

6.2 Destruction of Confidential Information.

Upon termination of this Agreement, each Recipient shall promptly destroy all Confidential Information disclosed to such Recipient, and all magnetic, computer-resident, photostatic, or other copies or derivatives thereof.

6.3 Equitable Relief.

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Article 6 and that the non-breaching Member, subject to applicable law, shall be entitled to equitable relief, including temporary and permanent injunctions, against any actual or threatened breach of this Article 6, without the need to post any bond or other security and without having to demonstrate special or unique damages. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 6, but shall be in addition to all other remedies available at law or equity to the non-breaching Member. In the event of litigation relating to this Article 6, if a court of competent jurisdiction determines in a final, nonappealable order that a Member has breached a provision of this Article 6, then such Member shall be liable and pay to the non-breaching Member the reasonable legal fees such non-breaching Member has incurred in connection with such litigation, including any appeal therefrom.

ARTICLE 7

MANAGEMENT

7.1 Board of Directors.

(a) The Company shall be managed by Directors acting as a committee in accordance with this Agreement (sometimes herein referred to as the "Board of Directors"). Except as reserved to the Members in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the Board of Directors shall have all power and authority to manage, and direct management and the business and affairs of, the Company. Any power not specifically delineated in this Agreement, or delegated by the Board of Directors pursuant to a policy of delegation adopted by the Board of Directors, shall remain with the Board of Directors. Approval by or action taken by the Board of Directors in accordance with the Agreement shall constitute approval or action by the Company and shall be binding on the Members.

(b) The Board of Directors shall consist of three (3) Directors, one of whom (and one named alternate for that individual) shall be appointed by Baker

Member ("Baker Director"), one of whom (and one named alternate for that individual) shall be appointed by Stanley Member ("Stanley Director") and one of whom (and one named alternate for that individual) shall be appointed by Hill Member ("Hill Director"). At any time, only Baker Member shall have the power to remove (with or without cause) Baker Director or the named alternate, only Stanley Member shall have the power to remove (with or without cause) Stanley Director or the named alternate and only Hill Member shall have the power to remove (with or without cause) Hill Director or the named alternate, in each case, by delivering written notice of such removal to the Company and the other Members. Vacancies on the Board of Directors (or of alternates) shall be filled by the Member who had the right under this subsection to appoint the Director (or the alternate) whose position is vacant.

(c) Subject to the indemnification provisions set forth at Section 15.2, each Director shall have a responsibility to perform his duties as a Director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Company and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a Director shall be entitled to rely in good faith on the records of the Company and upon such information, opinions, reports or statements presented to the Company by a Person as to matters the Director reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amounts of the assets, liabilities, profits, losses or cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(d) No Director shall be personally liable, as such, for monetary damages for any action taken in his capacity as a Director unless the Director has breached or failed to perform the duties of a Director set forth in this Agreement and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

7.2 Notice of Board of Directors Meetings; Location; Waiver of Notice.

Regular meetings of the Board of Directors shall be held at least once per quarter at the offices of the Company or at such other times and places as may be fixed by the Board of Directors, and may be held without further notice. Special meetings of the Board of Directors may be called by the Managing Director or by any two Directors upon seven (7) days' prior written notice, which notice shall identify the purpose of the special meeting or the business to be transacted. Notice of meeting may be waived before a meeting by a written waiver of notice signed by the Director entitled to notice. A Director's attendance at a meeting shall constitute

waiver of notice unless the Director states at the beginning of the meeting his objection to the transaction of business because the meeting was not lawfully called or convened.

7.3 Quorum; Approvals; Proxies; Written Action.

The presence, in person, by proxy, or by telephone conference call (with all parties able to hear and speak to all other parties), of at least three Directors, including one Director appointed by each Member, shall be required for the transaction of business at a Board of Directors meeting. A vote of three Directors present (including one Director appointed by each Member), in person or by proxy, at a duly constituted meeting shall govern all of the Board of Directors' actions and constitute the approval of the Board of Directors. Each Director may vote by delivering his proxy to another Director. The Board of Directors may act without a meeting if the action taken is approved in advance in writing by the unanimous consent of all Directors on the Board of Directors. The Board of Directors shall cause written minutes to be prepared of all action taken by the Board of Directors and shall cause a copy thereof to be delivered to each Member within 15 days thereafter.

7.4 Authority of the Board of Directors.

Unless otherwise unanimously agreed to in writing by the Members, the Board of Directors shall take the actions listed below by unanimous vote. All other actions may be taken by majority vote and may be delegated to a committee of the Board of Directors or, as set forth in Section 7.7(g) below, to the officers and employees of the Company.

(a) making fundamental policy decisions with respect to the business and affairs of the Company;

(b) approving the Annual Budget and any material amendments and supplements thereto;

(c) to the extent charged to the overhead of the Company, approving any capital expense line item deviation from the Annual Budget in excess of $25,000 or expense line item in excess of $25,000;

(d) to the extent charged to the overhead of the Company, approving any contract, agreement or commitment with a value in excess of $25,000 or a term longer than three (3) years (or a group of related contracts, agreements or commitments with an aggregate value in excess of $25,000);

(e) approving the choice of any bank depositories, and approving arrangements relating to the signatories on bank accounts;

(f) to the extent the expenses in connection therewith will be charged to the overhead of the Company, approving the choice of the Company's attorneys, independent accountants and any other consultants;

(g) approving any change of the Company's fiscal year;

(h) approving all contracts that are proposed to be entered into between the Company and any Member or an Affiliate of any Member and all amendments or modifications to such contracts (including without limitation, the determination of pricing upon extensions of the Service Agreement);

(i) approving all distributions to the Members;

(j) approving the conveyance, sale, transfer, assignment, pledge, encumbrance, or disposal of, or the granting of a security interest in, any assets of the Company valued in excess of $5,000;

(k) approving the entry of the Company into any other partnership or joint venture;

(l) approving the incurring of any indebtedness for borrowed money by the Company;

(m) the loaning of any sum or any other extension of credit by the Company to any Person;

(n) the guarantee by the Company of any indebtedness of any other Person;

(o) the entrance by the Company into any real estate lease or the acquisition by the Company of any real estate;

(p) the authorization of any Member to act for or to assume any obligation or responsibility on behalf of the Company;

(q) the employment and appointment of any Executive Officer and any Company employee who will be involved in the day-to-day management of the business of the Company;

(r) any change in accounting principles used by the Company, except to the extent required by generally accepted accounting principles;

(s) approving any tax elections of the Company;

(t) the conduct of litigation to which the Company is a party;

(u) approving the acquisition of any business or a business division from any Person whether by asset purchase, stock purchase, merger or other business combination;

(v) to the extent charged to the overhead of the Company, approving the acquisition of any assets by the Company, the fair market value of which may reasonably be expected to exceed $10,000;

(w) engaging in an activity other than those expressly permitted by Section 2.4;

(x) approving additional Capital Contribution permitted by Section 3.4; and

(y) soliciting or contracting to perform other contracts or engagements or materially altering the scope of the contracted services;

provided, however, that the invocation of the dispute resolution mechanism under Section 14 by the Company against a Member or any of its Affiliates relating to, or the exercise of any rights, elections or remedies of the Company under, a contract between the Company and such Member or Affiliate may be approved by the other Members' Directors (without any action by the Board of Directors).

7.5 Subcommittees.

The Board of Directors may designate committees by unanimous vote.

7.6 No Individual Authority.

Except as otherwise expressly provided in this Agreement, no individual Members or Directors, acting alone, shall have any authority to act for, or undertake or assume any obligation or responsibility on behalf of, the other Member, the Company or the Board of Directors.

7.7 Executive Officers.

(a) The Board of Directors may appoint a chief managing officer (the "Managing Director"), who will (other than in Iraq) manage the day-to-day affairs of the Company, carry out the direction of the Board of Directors and effectuate the business plan set forth in the Annual Budget.

(b) Subject to the control of the Board of Directors and, within the scope of their authority the Managing Director shall with respect to matters occurring outside of Iraq: (i) have general and active management of all the business, property and affairs of the Company, (ii) see that all orders and resolutions of the Board of Directors and the committees thereof are carried into effect, (iii) effectuate the business plan of the Company as set forth in the Annual Budget, (iv) act as the duly authorized representative of the Company in all matters, and in that capacity, execute agreements and other contracts on behalf of the Company, except where the Board of Directors has formally designated some

other person or group to act, (v) balance the contributions of the Members to the business of the Company and the benefits to the Members derived from the Company and (vi) in general perform all the usual duties incident to the office of Managing Director and such other duties as may be assigned to such person by the Board of Directors. With respect to matters occurring outside of Iraq, the Managing Director shall have the authority to make all decisions for the Company which are not reserved to the Board of Directors or the Members or delegated to the Program Manager pursuant to this Agreement.

(c) With the assistance of the Program Manager, the Managing Director shall prepare, and submit to the Board of Directors for its approval, as soon as practicable after the date hereof, for the fiscal year ending December 31, 2004, and at least sixty (60) days]prior to the commencement of each subsequent fiscal year, an Annual Budget. Each Annual Budget approved by the Board of Directors shall remain operative until amended by the Board of Directors or a successor Annual Budget has been approved by the Board of Directors. The Managing Director and Program Manager shall conduct the day-to-day affairs of the Company in accordance with the approved Annual Budget.

(d) The Board of Directors may appoint a program manager (the "Program Manager"), who will (with respect matters in Iraq) manage the day-to-day affairs of the Company, carry out the direction of the Board of Directors and effectuate the business plan set forth in the Annual Budget.

(e) Subject to the control of the Board of Directors and, within the scope of their authority the Program Manager shall, with respect to matters occurring within Iraq: (i) have general and active management of all the business, property and affairs of the Company, (ii) see that all orders and resolutions of the Board of Directors and the committees thereof are carried into effect, (iii) effectuate the business plan of the Company as set forth in the Annual Budget, (iv) act as the duly authorized representative of the Company in all matters, and in that capacity, execute agreements and other contracts on behalf of the Company, except where the Board of Directors has formally designated some other person or group to act, (v) hire and terminate employees and agents of the Company as required and (vi) in general perform all the usual duties incident to the office of Program Manager and such other duties as may be assigned to such person by the Board of Directors. With respect to matters occurring in Iraq, the Program Manager shall have the authority to make all decisions for the Company which are not reserved to the Board of Directors or the Members or delegated to the Managing Director pursuant to this Agreement.

(f) The Board of Directors may appoint such other officers of the Company as the Board of Directors may from time to time determine are required to manage the business of the Company.

(g) With respect to expenditures which are directly reimbursable by the U.S. Corps (as opposed to expenditures which are charged to overhead), the Program Manager and Managing Director shall have the authority set forth in the table below. Unless delegated to the Program Manager and Managing Director, the authority is reserved by the Board of Directors.

ITEM	Delegated to the Program Manager	Delegated to the Managing Director	Reserved to the Board of Directors
Task Order Execution in Iraq	Less than or equal to $1,000,000	Greater than $1,000,000, but less than or equal to $5,000,000	Greater than $5,000,000
Hiring Subcontractors or Consultants	Less than or equal to $500,000	Greater than $500,000, but less than or equal to $1,000,000	Greater than $1,000,000
Project Expenses	Less than or equal to $100,000	Greater than $100,000, but less than or equal to $500,000	Greater than $500,000

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Representations and Warranties by Baker Member.

Baker Member represents and warrants separately to each of Stanley Member and Hill Member as follows:

(a) Baker Member is a corporation duly organized and validly existing under the law of the Commonwealth of Pennsylvania and is a corporation in good standing in such jurisdiction. Baker Member is qualified to do business and in good standing as foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse impact on the business or financial condition of the Company.

(b) Baker Member has the full right, power and authority to enter into this Agreement and will at all times have the full power and authority to perform

its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by it, and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other loss affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

(c) Baker Member is not a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance of this Agreement.

(d) Baker Member is not in violation of any existing law, be it state or federal, by entering into and undertaking the performance of this Agreement.

(e) There is no litigation or proceeding pending nor, to the best of Baker Member's knowledge and belief, is any investigation pending or litigation, proceeding, or investigation threatened involving Baker Member or any of its Affiliates, which could, if adversely determined, materially and adversely affect the operation or financial condition of the Company or the performance of Baker Member's obligations under this Agreement.

8.2 Representations and Warranties by Stanley Member.

Stanley Member represents and warrants separately to each of Baker Member and Hill Member as follows:

(a) Stanley Member is a corporation duly organized and validly existing under the law of the Iowa and is a corporation in good standing in such jurisdiction. Stanley Member is qualified to do business and in good standing as foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse impact on the business or financial condition of the Company.

(b) Stanley Member has the full right, power and authority to enter into this Agreement and will at all times have the full power and authority to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by it, and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other loss affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

(c) Stanley Member is not a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance of this Agreement.

(d) Stanley Member is not in violation of any existing law, be it state or federal, by entering into and undertaking the performance of this Agreement.

(e) There is no litigation or proceeding pending nor, to the best of Stanley Member's knowledge and belief, is any investigation pending or litigation, proceeding, or investigation threatened involving Stanley Member or any of its Affiliates, which could, if adversely determined, materially and adversely affect the operation or financial condition of the Company or the performance of Stanley Member's obligations under this Agreement.

8.3 Representations and Warranties by Hill Member.

Hill Member represents and warrants separately to each of Baker Member and Stanley Member as follows:

(a) Hill Member is a corporation duly organized and validly existing under the law of the State of Delaware and is a corporation in good standing in such jurisdiction. Hill Member is qualified to do business and in good standing as foreign corporation in any other jurisdiction where the failure to be so qualified or in good standing would have a material adverse impact on the business or financial condition of the Company.

(b) Hill Member has the full right, power and authority to enter into this Agreement and will at all times have the full power and authority to perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by it, and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other loss affecting creditors' rights generally, or equitable principles, whether applied in a proceeding in equity or law.

(c) Hill Member is not a party to any contract or other arrangement of any nature that will materially interfere with its full, due and complete performance of this Agreement.

(d) Hill Member is not in violation of any existing law, be it state or federal, by entering into and undertaking the performance of this Agreement.

(e) There is no litigation or proceeding pending nor, to the best of Hill Member's knowledge and belief, is any investigation pending or litigation, proceeding, or investigation threatened involving Hill Member or any of its Affiliates, which could, if adversely determined, materially and adversely affect the operation or financial condition of the Company or the performance of Hill Member's obligations under this Agreement.

ARTICLE 9

REGULATORY MATTERS

9.1 Regulation of the Company.

The Members acknowledge that the Company and the activities of the Company are or may be subject to regulation and/or examination by federal, state or local administrative agencies.

ARTICLE 10

NON-COMPETITION AND CONFLICT OF INTEREST

10.1 Noncompetition

Upon the execution of this Agreement, each of the Members undertake to each of the other Members and the Company (separately) that they will not and they will procure that none of its Affiliates will (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), during the term of the Company:

a) members will not actively solicit work that otherwise could have been provided under the scope of the Contract;

b) interfere, or seek to interfere, with the continuance of supplies to the Company from any supplier; or

c) solicit or entice away, or endeavor to solicit or entice away, from the Company (or any other Member) or employ, any person employed by the Company or any other Member.

10.2 Conflict of Interest.

Upon the execution of this Agreement, each of the Members undertake to each of the other Members and the Company (separately) that they will use their best efforts to, and will use their best efforts to procure that any Affiliates of that Member's will, avoid any activity which would result in the Company being in breach of Clause Number M, Section H (Organizational Conflict of Interest) of the Offer.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1 Intellectual Property License to the Company from the Members.

Each Member agrees that it shall provide the Company with a royalty free license of any intellectual property rights which the Board of Directors unanimously agrees are required by the Company in order to provide the Company Services.

11.2 Intellectual Property License to each Member by the Company.

The Company agrees that, subject to the unanimous agreement of the Board of Directors, with such agreement not being unreasonably withheld by any Director, the Company shall provide each Member with a royalty free license of any intellectual property rights which the Company legally and beneficially owns, which license shall not include a right of sub-license.

ARTICLE 12

ASSIGNMENT AND RIGHTS TO SALE OF INTEREST

12.1 Attempted Transfers or Assignment Void.

No Member shall sell, assign, transfer, convey, pledge, hypothecate or encumber in any way (a "transfer") any portion of its Membership Interest in the Company to any third party and any such purported transfer of an interest in the Company shall be null and void and have no effect whatsoever. Notwithstanding the foregoing sentence,

(a) any Member may transfer its Membership Interest in the Company to one of its Affiliates and upon any such transfer, such Affiliate shall be substituted for the transferring Member as a member in the Company and for all purposes of this Agreement (a "Permitted Assignment"); provided, in the event of any such Permitted Assignment, such Member shall give prompt notice of such transfer to the other Members; and

(b) any Member may issue at any time a written transfer notice (a "Transfer Notice") to the Company who may, within thirty (30) days of the Transfer Notice being received upon the unanimous approval of the non-transferring Members exercise an option to purchase the transferring Member's Membership Interest in the Company. If the Company exercises this option the consideration due from it to the transferring Member shall be the transferring Member's share of the working capital reserves (to be calculated on the date that the Transfer Notice was received by the Company). In the event that the non-transferring Members do not unanimously agree to permit the Company to

exercise such option, any non-transferring Member that voted to permit the Company to exercise such option, may exercise an option to Purchase the transferring Member's Membership Interest in the Company for consideration equal to the transferring Member's share of the working capital reserves (to be calculated on the date that the Transfer Notice was received by the Company). If neither the Company nor any non-Transferring Member exercises the options described above, then the restrictions on the transfer of any Membership Interest set out in Section 12.1 shall not apply.

Each Member hereby acknowledges the reasonableness of the restrictions on the transfer of the Membership Interests in the Company imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on transfer contained herein shall be specifically enforceable.

12.2 Transfers and Events Affecting a Member.

In the event of a Member's legal incompetence, Bankruptcy, insolvency, termination, dissolution or liquidation (without prompt reconstitution or reformation of such Member) the Membership Interest of such Member shall be deemed to have been transferred in equal shares to the other members of the Company (i.e. the non-transferring Members), if both non-transferring members agree. In consideration for this transfer the non-transferring Members shall give to the transferring Member its pro-rata share of the working capital reserves (to be calculated on the date of the transferring Member's legal incompetence, Bankruptcy, insolvency, termination, dissolution or liquidation) , with each non-transferring member paying pro-rata such amount due to the transferring Member. Such event shall not cause, without action by the Members in accordance with Article 16, a termination and dissolution of the Company. In the event that either non-transferring Member does not agree to this transfer being made or either non-transferring Member fails to pay the amount due from them to the Transferring Member under this Section 12.2 then the Membership Interest of the transferring Member shall be deemed to have been transferred to the Transferring Member's successor, receiver, trustee or other legal or personal representative, as the case may be, and such transfer (other than a Permitted Assignment) shall not cause, without action by the Members in accordance with Article 16, a termination and dissolution of the Company.

ARTICLE 13

DEFAULTS

13.1 Breach of Covenants: Failure to Perform Obligations.

(a) If any Member fails to perform any of its obligations or covenants in any material respect or breaches any of its representations hereunder in any material respect (as further defined in Section 13.1(e), an "Event of Default"), then the other Members (as further defined in Section 13.1(e), the "Nondefaulting Member") shall have the right to give such defaulting Member (as further defined

in Section 13.1(e), the "Defaulting Member") a notice of default ("Notice of Default"). The Notice of Default shall set forth the nature of the obligations, covenants or representations which the Defaulting Member has not performed or breached.

(b) If within the 30-day period following receipt of the Notice of Default, the Defaulting Member in good faith commences to perform such obligations and cure such default, and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within the 60-day period following receipt of the Notice of Default, then it shall be deemed that the Notice of Default was not given and the Defaulting Member shall lose no rights hereunder. If, within such 30-day period, the Defaulting Member does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing thereof, then the Nondefaulting Members shall have the rights set forth in Section 13.1(c) below.

(c) If any default is not cured as set forth in Section 13.1(b), then the Nondefaulting Members shall have the right to issue a written notice to the Defaulting Member, with such notice having the effect of either (i) if the Nondefaulting Members are in agreement, transferring to the Nondefaulting Members, in equal shares, the Defaulting Members entire interest in the Company and in consideration for this transfer the Nondefaulting Members shall pay to the Defaulting Member its pro-rata share of the working capital reserves less the amount of damages incurred by the Company as a result of such default (to be calculated on the date of the written notice being given pursuant to this sub-clause by the Nondefaulting Member), with each Nondefaulting Member paying half the amount due to the Defaulting Member; or ii) in the event that the Nondefaulting Members do not agree to the transfer being made pursuant to (c) (i) or either Nondefaulting Member fails to pay the amount due from them to the Transferring Member under (c) (i) then the Notice of Default shall effect a termination and dissolution of the Company.

(d) Failure by a Nondefaulting Member to give any Notice of Default as specified herein, or any failure to insist upon strict performance of any of the terms of this Agreement, shall not constitute a waiver of any such breach or any of the terms of this Agreement. No breach shall be waived and no duty to be performed shall be altered or modified except by written instrument. One or more waivers or failures to give Notice of Default shall not be considered as a waiver of a subsequent or continuing breach of the same covenant.

13.2 Not Exclusive Remedy.

The rights granted in Section 13.1 above shall not be deemed an exclusive remedy of a Nondefaulting Member, and all other rights and remedies, legal and equitable, shall be available to it.

ARTICLE 14

RESOLUTION OF DISPUTES

14.1 Disputes.

The Members will use good faith reasonable best efforts to resolve any dispute, controversy or difference of opinion (including any disagreement concerning the validity, enforceability, or interpretation of this Agreement) arising out of or in relation to this Agreement or any of the ancillary agreements (collectively, a "Dispute") through amicable and good faith negotiations and, to the extent that the Company is a party to any Dispute arising out of any of the ancillary agreements, each Member shall cause the Company to do the same.

14.2 Escalation to Executive Committee.

If a Dispute exists between or among the Members or between a Member and the Company, any Member may elect to submit the disagreement to a committee to be composed of the Chief Executive Officer of each of Baker Member, Stanley Member and Hill Member ("Executive Committee"). The Executive Committee will use good faith reasonable best efforts to resolve the Dispute through amicable and good faith negotiations. From the date that a Member submits written notice to the other Members that it wishes the Dispute to be submitted to the Executive Committee, the Executive Committee shall have 14 days to resolve the dispute.

14.3 Arbitration.

If a Dispute exists between or among the Members or between a Member and the Company, and such Dispute cannot be resolved by good faith negotiation pursuant to Section 14.1 and by the Executive Committee in accordance with Section 14.2 then any Member may elect to submit the disagreement to binding arbitration in accordance with the rules of the American Arbitration Association (the "AAA"), before a single arbitrator selected unanimously by the Members, such arbitration taking place in Washington, DC. If the Members cannot unanimously agree upon an arbitrator within 14 days, then the AAA shall select the arbitrator. The decision of the arbitrator shall be binding and non-appealable.

14.4 Consequences of a Dispute.

In the event of a Dispute the Members and the Company shall continue to fulfill their obligations pursuant to this Operating Agreement.

ARTICLE 15

INSURANCE AND INDEMNIFICATION

15.1 Insurance.

The Company shall purchase and maintain, for the term of this Agreement, relevant business, professional liability and general liability insurance covering all actions of, by, on behalf of, or related to, the Company. Such insurance shall be in such amounts and on such terms as unanimously determined by the Board of Directors. The insurance will name the Company, each Member, the Affiliates of each Member, and their respective officers, directors and employees as insured parties. In addition the Company shall purchase and maintain for the term of this Agreement such insurance as is required under the Defense Base Act.

15.2 Indemnification of Directors by the Company.

(a) The Company shall indemnify, defend, and hold harmless any Person who is or was a party or is threatened to be made a party (including without limitation as a witness) to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether by any governmental, regulatory, or self-regulatory authority, and whether or not by or in the right of the Company to procure a judgment in its favor (each a "Proceeding" for the purposes of this Section 15.2), by reason of the fact that such person is or was or has agreed to become a Member or Director of the Company, against costs, charges, expenses (including attorneys' fees and expenses), liabilities, damages, losses, judgments, fines, penalties, interest, and amounts paid in settlement actually and reasonably incurred by such person or on his behalf in connection with such Proceeding and any appeal therefrom, provided, that such indemnification shall not be available if (A) a court finally determines that in connection with the act or omission giving rise to the claim for indemnification such Person (i) acted in a grossly negligent manner, (ii) did not act in good faith, or (iii) did not act in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (B) with respect to any criminal Proceeding, a court finally determines that such Person had reasonable cause to believe that his conduct was unlawful, (C) a court finally determines that in connection with the act or omission giving rise to the claim for indemnification such Person breached their duty of loyalty to the Company or, in the case of Directors, its Members; (D) a court finally determines that the act or omission giving rise to the claim for indemnification involved intentional misconduct or a knowing violation of law or constituted a distribution in violation of this Agreement. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself,

create a presumption that the person did not meet the applicable standard of conduct set forth in this Section 15.2(a).

(b) Expenses (including attorneys' fees and expenses incurred by a Member, Director, officer, or employee in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Member, Director, officer, or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in subsection (a) of this Section.

(c) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, any other agreement, a vote of the Members or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(d) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a person who shall have ceased to be a Member, Director, officer, or employee, and shall inure to the benefit of the heirs, executors, administrators, and legal and personal representatives of such person.

(e) Notwithstanding anything herein to the contrary, this Section 15.4 shall not apply to Proceedings brought by one Member against the other Member or such other Member's Directors for breach of this Agreement.

15.3 Procedure for Defense.

Promptly after receipt by a person or entity indemnified under any express provision of this Section 15 (the "Indemnified Party") of notice of the commencement of any action against the Indemnified Party, such Indemnified Party shall give notice to the person or persons or entity or entities obligated to indemnify the Indemnified Party pursuant to the express provisions of this Agreement (the "Indemnifying Party"). The Indemnifying Party shall be entitled to participate in the defense of the action and, to the extent that it may elect in its discretion by written notice to the Indemnified Party, to assume the control and defense and/or settlement of such action; provided, however, that (i) both the Indemnifying Party and the Indemnified Party must consent and agree to any settlement of any such action, except that if the Indemnifying Party has reached a bona fide settlement agreement with the plaintiff(s) in any such action that involves only the payment of cash and the Indemnified Party does not consent to such settlement agreement, then the dollar amount specified in the settlement agreement shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party, and (ii) if the defendants in any such action include both the Indemnifying Party and the Indemnified Party and if the Indemnified Party shall have reasonably concluded that there are legal defenses

available to it which are in conflict with those available to the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and otherwise to participate in the defense of such action on its own behalf, and the fees and disbursements of such separate counsel shall be included in the amount which the Indemnified Party is entitled to recover under the terms and subject to the conditions of this Agreement.

ARTICLE 16

DISSOLUTION

16.1 Negation of Right to Dissolve by Will of Member.

(a) The Company shall continue until dissolved and terminated pursuant to the terms of this Agreement. The Company shall dissolve upon the first of the following events:

(i) at any time upon the unanimous consent of all Members;

(ii) the entry of a final decree of dissolution of the Company by a Court of competent jurisdiction;

(iii) in accordance with the terms of this Agreement; or

(iv) upon completion of the Company's contract with the U.S. Corps.

In the event of dissolution pursuant to clause (i) through (iii) of the preceding sentence, the Managing Director or such other officer designated by the Board of Directors, subject to the direction and approval of the Board of Directors, shall act to liquidate the Company and will have the rights and duties of which a Member liquidating the Company would have, provided that if the Managing Director is unable or unwilling to so act, the Company shall be liquidated by a Person chosen by the Board of Directors.

16.2 Winding-Up of the Company.

Upon dissolution of the Company, the Company's business shall be wound up (which may include the sale of the Company to a third party) and, after the liquidator, pays or makes adequate provision for the liabilities of the Company, distribute all its assets as provided in Section 16.6; provided, however, that the Members acknowledge and agree that, in the event of a dissolution of the Company, the business of the Company shall be operated in the normal course during the winding-up period (except for sales of assets or the business, or parts thereof, as approved by the Liquidating Member). Upon dissolution, the Company shall continue to act through the Board of Directors and Managing Director as provided in Article 7 hereof, subject to the rights and duties of the liquidator.

16.3 Sale of the Business by Liquidator.

During the winding-up process as set forth above, the liquidator shall have the right to wind up the Company and offer the business and the assets of the Company for sale, in whole or in part, as promptly as shall be practicable and with reasonable diligence, and upon any such sale distribute the proceeds of sale as provided in Section 16.5 below; provided, however, that the liquidator shall have the authority to decide whether to liquidate all assets of the Company or make certain in-kind distributions to the Members as part of the liquidation process. In addition, such offer for sale shall be conducted in a manner customary for the sale of businesses of the type engaged in by the Company, on such terms and other conditions as the liquidator deems appropriate in order to maximize the proceeds of such sale. During the pendency of such offer, either Member shall entitled to participate in the bidding for the business (or any part thereof).

16.4 Distributions of Cash, Allocations.

Upon the dissolution of the Company for any reason, during the period of liquidation and until termination of the Company, the Members shall continue to receive cash and/or other property and to share profits and losses for all tax and other purposes as provided elsewhere in this Agreement.

16.5 Distribution of Proceeds of Liquidation.

Regardless of the capital and undistributed earnings accounts of the Members or their shares of profits and losses or their respective rights to receive distributions, the proceeds from liquidation shall be applied and distributed in the following order of priority:

(a) First to the payment of (A) debts and liabilities of the Company, except loans or advances that may have been made by any of the Members to the Company, and (B) expenses of liquidation;

(b) Then to the setting up of any reserves which the liquidator may deem necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Members out of or in connection with the Company. Said reserves may be paid over by the Members to a bank or trust company acceptable to the liquidator as escrow to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned liabilities or obligations, and at the expiration of such period as the liquidator shall deem advisable, distributing the balance, if any, thereafter remaining, in the manner hereinafter provided;

(c) Then to the repayment of any other loans that may have been made by any Member to the Company; and

(d) Then any balance remaining shall be distributed to the Members in accordance with the respective positive capital account balances and Section 16.4 hereof in a manner that is consistent with Treasury Regulation §1.704-1(b)(2)(ii)(b)(2) or any successor regulation. Except as provided in

Section 16.4 or as otherwise provided by law, no Member shall be obliged to restore any negative balance in its capital account.

16.6 Orderly Liquidation.

A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Members to minimize the losses normally attendant upon a liquidation.

16.7 Financial Statements.

During the period of winding-up, the Company's then independent certified public accountants shall prepare and furnish to each of the Members, until complete liquidation is accomplished, all the financial statements provided for in Section 5.2.

ARTICLE 17

NOTICES

17.1 Notices.

No notice or other communication hereunder shall be sufficient to affect any rights, remedies or obligations of any party hereto unless such notice or communication is in writing and delivered to the person or persons whose rights, remedies or obligations are affected, except that any such written notice or communication which is hand delivered, delivered by prepaid overnight courier service or mailed by prepaid certified mail, return receipt requested, addressed to the respective and appropriate party as follows (or to such other address as the parties may indicate in writing in accordance with this Section 17.1):

If to Baker Member to:	John Whiteford, Exec. Vice President Michael Baker, Jr., Inc. Airside Business Park 100 Airside Drive Moon Township, PA 15108
If to Stanley Member to:	James A. Hollatz, Sr. Vice President Stanley Consultants, Inc. 225 Iowa Avenue Muscatine, IA 52761
If to Hill Member to:	Kathye A. Johnson, Sr. Vice President Hill International, Inc. 303 Lippincott Centre Marlton, NJ 08053

If to the Company to:

William H. Dengler, Jr.
Hill International, Inc.
303 Lippincott Centre
Marlton, NJ 08053

shall be deemed sufficient upon hand delivery, one day after deposit with such overnight courier service or three days after such mailing, as the case may be.

17.2 Copies.

A copy of any notice, service of process or other document in the nature thereof relating to the Company, received by any Member from anyone other than the other Member shall be delivered by the receiving Member to the other Members as soon as practicable.

ARTICLE 18

RIGHTS AND OBLIGATIONS OF MEMBERS; MEETINGS

18.1 Liability of Members.

(a) No Member shall have any personal liability with respect to the liabilities or obligations of the Company, except to the extent that he or she expressly and voluntarily assumes in writing any obligations of the Company; and

(b) No Member shall be personally liable or obligated, except as otherwise required by the Act, either (i) to pay to the Company, any other Member or any creditor of the Company any deficiency in his or her Capital Account, or (ii) to return to the Company or to pay any creditor or any other Member the amount of any return of its Capital Contribution to it or other distribution made to it.

18.2 Voting Rights.

No Member shall have the right to vote on any Company matter, except as specifically provided in this Agreement. Any action to be taken by the Members may be taken at a meeting held in accordance with Section 18.3 hereof or without a meeting upon the written consent of Members who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all Members entitled to vote thereon were present and voting. The consents shall be filed with the secretary of the Company and written notice of the action shall be given to each Member entitled to vote thereon who has not consented thereto.

18.3 Company Meetings.

(a) Meetings of the Company may be called by Members holding, in the aggregate, one third or more of the Percentage Interests, upon no less than

three (3) days but no more than ten (10) days notice in writing to all other Members.

(b) At any Company meeting, each Member shall have the number of votes that corresponds to its Percentage Interest. Members may participate in Company meetings by means of conference telephone calls in which all Members participating in the meeting can hear each other. Each Member may vote in person or by telephone or authorize another Member or Members to act for it by proxy. Proxies shall be valid only if in writing.

(c) At any Company meeting, the presence in person or by telephone or proxy of Members holding not less than 100% of the Percentage Interest shall constitute a quorum. Except as otherwise provided herein, the business of the Company presented at any meeting shall be decided by an unanimous vote of the Members.

18.4 Approval of Certain Matters by the Members.

The Company shall not take and the Directors and Board of Directors shall not have the power to undertake, any of the following actions without the unanimous approval of the Members:

(a) Amend the Certificate of Formation and this Agreement;

(b) Admit a new Member and approve a transfer of a Membership Interest (except as otherwise allowed by this Agreement);

(c) Merge the Company;

(d) Sell all or substantially all the assets of the Company;

(e) Knowingly do any act in contravention of this Agreement;

(f) Knowingly perform any act that would subject any Member to personal liability in any jurisdiction; or

(g) Cause the Company to voluntarily take any action that would cause a Bankruptcy of the Company.

18.5 Amendments.

This Agreement may not be amended, altered or modified except by a written instrument signed by each of the Members.

18.6 Covenant Not to Resign or Withdraw.

Each Member expressly agrees not to retire, withdraw or resign from the Company prior to the dissolution and winding up of the Company.

18.7 Covenant not to Create a Conflict of Interest.

Each member expressly agrees with the Company that it shall not, at any time take, any action or make any omission that will impair any contract or other arrangement to which the Company is a party, including without limit any contract between the Company and any other Member, or the Company and the U.S Corps or any other governmental agency.

ARTICLE 19

MISCELLANEOUS

19.1 Governing Law; Ownership.

Except as is expressly herein stipulated to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Delaware Limited Liability Company Act. The validity, performance, and all matters relating to the interpretation and effect of this Agreement shall be governed by the internal law in effect in the State of Delaware, without regard to principles of law (such as "conflicts of law") that might make the law of some other jurisdiction applicable. The interest of each Member in the Company shall be personal property for all purposes.

19.2 Additional Documents and Acts.

In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Member agrees to execute and deliver such additional documents and instruments, and to perform such additional acts, as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of either party hereunder shall be in writing.

19.3 Pronouns.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

19.4 Entire Agreement.

This instrument contains all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights,

interests, understandings, agreements and obligations of the respective parties pertaining to the Company.

19.5 Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable, or inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement, or the application of such provision to the persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19.6 References of this Agreement.

Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

19.7 Headings.

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

19.8 Binding Effect.

Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, and their respective successors and permitted assigns, and each and every successor to any Member, whether such successor acquires such interest by way of purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

19.9 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same Agreement.

19.10 Public Announcements.

No public notice, announcement, circular or disclosure concerning the Company or its business may be made by the Company or any Member without the prior written approval of all the Members provided that nothing in this Section 19.10 applies to any notice, announcement, circular or disclosure required of, or advisable by, any Member under any state or federal securities law or regulation or any governmental or regulatory organization.

Intentionally left blank

IN WITNESS WHEREOF, the parties have caused this Limited Liability Company Agreement to be executed as of this April 8, 2004.

WITNESS:

[signature]

MICHAEL BAKER, JR., INC.

By: [signature]

Name: John D. Whiteford
Title: Executive Vice President

WITNESS:

[signature]

STANLEY CONSULTANTS, INC.

By: [signature]

Name: JAMES A. HOLLATZ
Title: SR. V.P

WITNESS:

[signature]

HILL INTERNATIONAL, INC.

By: [signature]

Name: KATHYE A. JOHNSON
Title: SR. VICE PRESIDENT